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                                                                      Exhibit 21

                        Subsidiaries of the Registrant

                                             Jurisdiction of
Subsidiary                                   Incorporation
- ----------                                   -------------

Texas Microsystems, Inc.                     Delaware
Sequoia Systems (UK) Limited                 United Kingdom
Sequoia Systems (Australia) Pty. Ltd.        Australia